EX-23

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


TO:  CalbaTech, Inc.


     As independent certified public accountants, we hereby consent to the incorporation by reference in this Registration Statement on Form S-8, of our report, which includes an explanatory paragraph regarding the substantial doubt about the Company's ability to continue as a going concern, dated March 14, 2003 included in Traffic Technology, Inc.'s Annual Report on Form 10-KSB for the year ended December 31, 2002, and to all references to our Firm included in this Registration Statement



/s/ RUSSELL BEDFORD STEFANOU MIRCHANDANI LLP
Russell Bedford Stefanou Mirchandani LLP
Certified Public Accountants

McLean, Virginia
April 29, 2003